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                                                                  Exhibit 10.3

                                 PLAYBOY.COM, INC.


                                                   February 21, 2000


Apostolos D. Kallis
5811 South Garfield Avenue
Hinsdale, IL 60521

Dear Paul:

This letter confirms (i) that as of October 1, 1999 you are an employee of Playboy.com, Inc. and (ii) your appointment as of that date to the position of Executive Vice President, Playboy.com, Inc. You will report to the CEO of Playboy.com.

Your base salary will remain at its current level, two hundred ten thousand dollars ($210,000), with increases to be considered annually, consistent with policy. You will be entitled to participate in any annual incentive plan that is made generally available to other Playboy.com executives at your management level.

You will be entitled to keep and PEI stock options that have already been granted to you (vested or unvested) although PEI options will not be granted to you going forward. You will, however, be entitled to participate in Playboy.com equity programs that may be put in place for executives at your management level.

You will be granted options to purchase one hundred thirty-five thousand (135,000) shares of Playboy.com. The strike price of the options is twelve dollars ($12). Your options will vest in thirty-three and one-third percent (33-1/3%) annual Increments each February 21. Assuming the successful completion of Playboy.com's Initial public offering, this means that a year from now, you can buy up to one-third (1/3) of your shares at twelve dollars ($12), no matter how high the stock may actually be trading on the NASDAQ. While you can exercise your options at any time after they are vested, you can also wait as long as ten (10) years to exercise at this price.



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February 21, 2000
Apostolos D. Kallis
Page Two

If, after two (2) years from the effective date of the grant of such options (and presuming you are still employed by Playboy.com), an IPO of all or part of Playboy.com does not take place, the equity value of all such vested Playboy.com options may be converted, at PEI's option, to PEI Class B stock and/or cash based on a fair market appraisal of the Playboy.com business.

You will still be entitled to the severance summarized in the letter dated March 27, 1998.

                                       Very truly yours,


                                       /s/ Howard Shapiro
                                       ------------------------------
                                       Howard Shapiro

ACCEPTED AND AGREED TO:


/s/ Apostolos D. Kallis
---------------------------------
    Apostolos D. Kallis


Date         2/28/00
     ----------------------------

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                                  [LETTERHEAD]


                                                   March 27, 1998


Mr. Paul Kallis
549 Colonial Road
River Vale, NJ 07675

Dear Paul:

It is with great pleasure that I offer you the position of Senior Vice President/Chief Technology Officer for Playboy Enterprises, Inc.

You will be reporting directly to me. You will be domiciled at the Playboy offices in Chicago, although you will be expected to do such traveling as may be necessary and appropriate for the performance of your duties.

You will be paid a base salary of $180,000 per year, to be paid on a biweekly basis on our normal payroll dates. In addition, you are entitled to participate in a Board approved incentive plan with a maximum potential of 40% of your base salary based upon Company financial performance (prorated in '98 based on start date).

You will be a member of the Executive Committee of the Company. You will be entitled to four weeks' paid vacation (prorated in '98 based on start date). In Fiscal years 1998 and 1999 you are guaranteed to receive no less than $20,000 in incentive compensation.

You will also be granted an option to purchase 7,500 shares of Playboy's Class B stock and the right to receive up to 5,000 shares of Class B stock under the Company's restricted stock plan, vesting 2,500 shares upon the Company's achieving operating income of $15 million and 2,500 shares on the Company's achieving operating income of $20 million according to the terms and conditions of the 1995 Playboy Enterprises, Inc. Stock Incentive Plan.

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March 27, 1998
Paul Kallis
Page Two


You will be entitled to the Company's health benefits plans (effective on the first day of your employment) as well as participation in the Company's executive vacation policy (four weeks), matching 401k plan, deferred compensation plan employee stock purchase plan and profit-sharing plan. Details of all of these plans/benefits will be sent to you.

If you should be terminated at any time not for cause (as defined below), you will be entitled to receive six months guaranteed severance and up to an additional three months if you remain unemployed. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy.

To facilitate your relocation to Chicago, the Company will reimburse or prepay reasonable and customary moving expenses, in accordance with the Company's relocation policy.

If the above is acceptable, please sign, date and return the enclosed copy of this letter.

Once again, welcome to the Playboy family. We look forward to working with you.

                                       Sincerely,


                                       /s/ Linda Havard
                                       -------------------------------
                                       Linda Havard


ACCEPTED:


/s/ Apostolos D. Kallis
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Paul Kallis (Apostolos D. Kallis)


      4/1/98
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Date